EXHIBIT 10.1

EMPLOYMENT AGREEMENT

                AGREEMENT  dated as of ____________, 2018 by and among FIRST BANCORP (“BanCorp”), a registered bank holding company, and its subsidiary FIRSTBANK PUERTO RICO, a commercial bank (the “Bank,” and together with BanCorp, the “Company”) and [Executive] (or “Executive”).

                 WHEREAS, the Company presently employs the Executive as a Business Group Director. The Company recognizes that the Executive’s leadership and contribution to the well-being of the Company is substantial. The Company desires to provide for the continued employment of the Executive as a Business Group Director which the Company has determined will reinforce and encourage the continued dedication of the Executive to the Company and will promote the best interests of the Company, and the Company’s shareholders.  The Executive is willing to continue to serve the Company on the terms and conditions herein provided.

                WHEREAS, the Board of Directors of each of BanCorp and the Bank has approved and authorized the execution of this Agreement with Executive to take effect as of the date of the execution of this Agreement;

                WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of BanCorp, the Bank and Executive;

                NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                1.             Employment.  Each of BanCorp and the Bank agrees to continue to employ Executive and Executive agrees to continue to serve BanCorp and the Bank for the period stated in Paragraph 4 hereof and subject to the other terms and conditions herein provided.

                2.             Position and Responsibilities.  The Company shall continue to employ the Executive as Executive Vice President, and the Executive shall continue to carry out and render to BanCorp and to the Bank such services as are customarily performed by persons holding a similar corporate title. The Executive shall have such authority and responsibilities consistent with his positions as assigned by the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Board”) from time to time. The Executive shall also perform such other related duties as he may from time to time be reasonably directed in writing to perform, including but not limited to performing duties for BanCorp, the Bank and other subsidiaries thereof.  The Executive shall report to the Chief Executive Officer of the Company or any other officer designated by the Board of Directors of BanCorp or the Bank, as applicable.  Notwithstanding the foregoing, the Board of Directors of BanCorp or the Bank may delegate or assign specific tasks to Executive, provided that the assignment clearly sets for the priority of the task, and whether it takes precedence over other duties and obligations of Executive.

                3.             Duties.  During the period of employment hereunder, and except for illness, vacation periods, and leaves of absence, Executive shall devote his business time, attention, skill, and efforts to the faithful performance of his duties as provided herein as is customary for an executive holding a similar position in a financial institution of comparable size.

                                Executive agrees that, during the term of his employment hereunder, he will not, directly or indirectly, engage or participate, become a director of, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise that directly competes with the Company or its subsidiaries in Puerto Rico; provided, however, that Executive shall not thereby be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions so long as such ownership does not require him to devote substantial time to the management or control of the business or activities of any such firm, corporation, business entity or enterprise.

                4.             Term.  The initial term of employment under this Agreement shall be for a period of one (1) year, effective upon the execution of this Agreement and terminating on [DATE].  On each anniversary of the date of commencement of this Agreement, the term of the employment hereunder shall automatically be extended for an additional one (1) year period beyond the then effective expiration date, unless a written notice from either party is received ninety (90) days prior to the anniversary date, advising the other party that this Agreement shall not be further extended.  Any such written notice shall not affect any prior extensions of the term of employment hereunder.

                5.             Standards.  Executive shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards as are established from time to time by the Board of Directors and/or management of BanCorp or the Bank, as applicable, and conveyed in writing to Executive.  The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the financial industry.

                                Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement will be interpreted in any manner which would tend to limit or interfere with the authority or oversight duties and discretion of the Boards of Directors of BanCorp and the Bank to establish adequate guidelines for the effective management of the Company.

                6.             Compensation and Reimbursement of Expenses.

                                a)            Compensation

                                                The Bank agrees to pay Executive during the term of this Agreement a base salary of not less than [EXECUTIVE CASH BASE SALARY] a year.   The Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of BanCorp shall evaluate the Executive’s performance at least annually. The Board may increase this compensation in an amount as determined by the Board upon favorable evaluations of the Company’s and Executive’s performance.

                                b)            Performance Bonus

                                                In addition to the base salary set forth above, Executive shall be eligible for a performance bonus determined on the basis of his achievement of the predetermined business objectives contained in the Company’s annual business plan in connection with the areas of endeavor assigned to Executive.  The contribution of Executive to the achievement of the Company’s annual business objectives and his performance of such other functions as may be reasonably assigned to him, will be evaluated by the Chief Executive Officer of BanCorp, who may recommend to the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of BanCorp payment of a performance bonus.  Following review of such recommendation, and at its discretion, the Compensation Committee may recommend payment of a performance bonus to the Board of Directors of BanCorp for approval.

                                c)             Long-Term Incentive Compensation Benefits

                                                 Executive shall be entitled to participate in and receive the benefits of any stock-based award, or other benefits and privileges granted to employees and executives of similar rank of the Company or its subsidiaries and affiliates which now exist or may come into existence hereafter, to the extent commensurate with his then assigned duties and responsibilities, as recommended by the Compensation Committee of the Board of Directors of BanCorp and approved by the Board of Directors of BanCorp. The terms and conditions of such benefits will be within the parameters set forth in the then existing applicable long-term equity incentive plan or under any other similar plan or successor plan adopted by the Company which may come into existence hereafter under which eligible participants may be granted stock options, restricted stock, and other awards as determined by the Board to Executive.

                                d)            Automobile Expenses

                                                The Bank shall provide Executive with a company owned automobile. Such automobile will be furnished in accordance with the existing company car policy, as approved by the Board of Directors of the Bank.

                                e)             Reimbursement of Expenses

                                                Not less frequently than monthly, the Bank shall pay or reimburse Executive for all reasonable and necessary travel and other business expenses incurred by Executive in the performance of his duties under this Agreement in accordance with the Company’s then applicable business expense reimbursement policy.

                                f)             Club Membership

                                                To the extent consistent with the Company’s strategic objectives, the Bank shall pay for the initiation fees and annual dues of a club membership to be designated by Executive during the term of this Agreement or any renewal thereof of up to $25,000 for the initiation fee and subsequently up to $10,000 per year.

                                g)             Clawback Policy

                                                The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), including, but not limited to, the following circumstances:

                                                i.) where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company, including but not limited to, when the Company shall have a restatement of financial results attributable to the Executive’s actions, whether intentional or negligent;

                ii.) where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Section 263;

iii). where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

iv) if, while the Executive is also a senior executive officer of the Bank, the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The EXECITUVE agrees to return promptly any such compensation identified by the Company by written notice provided pursuant to Section 18.  If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Company.  If the Executive is then employed by the Company, the Executive acknowledges that the Company may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation.  The Executive acknowledges the Company’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 6(g).  The provisions of this Section 6(g) shall be modified to the extent, and remain in effect for the period, required by applicable law.

                7.             Participation in Benefit Plans.  The payment and benefits provided in this Agreement are independent and separate of any payment and benefits to which Executive may be or may become entitled to under any other present or future group employee benefits plans or insurance programs of the Company applicable generally to all employees of the Company or for which executives of the Company and or its subsidiaries are or shall become eligible, and Executive shall be eligible to receive all benefits and entitlements for which said executives are eligible under every such plan or program.

                8.             Voluntary Absences; Vacations and Sick Leave.   Executive shall be entitled, without loss of pay, to absent himself voluntarily for reasonable periods of time from the performance of his duties and responsibilities under this Agreement.  All such voluntarily absences shall count either as paid vacation time or sick leave, unless otherwise provided by the Board of Directors of BanCorp or the Bank, as applicable.  Executive shall be entitled to an annual paid vacation of such days as the Board of Directors of BanCorp or the Bank, as applicable, may approve pursuant to applicable corporate policy or otherwise, which vacations shall be scheduled by Executive with the prior approval of the Chief Executive Officer of BanCorp, as applicable, taking into account the needs of the Company.  Executive may accumulate unused paid vacation time from twelve (12) month period to the next; provided that such accumulation shall not exceed eighteen (18) working days of unused vacation time from prior twelve (12) month periods.  Executive shall be entitled to up to fifteen (15) non-cumulative working days of paid sick leave for each twelve (12) month period or such longer non-cumulative working days as the Board of Directors may approve pursuant to applicable corporate policy or otherwise.  Upon termination of employment with or without cause, or for any reason, the Bank shall pay all accrued and unused vacation days, at the highest rate of salary earned by Executive during his tenure.

                9.             Benefits Payable upon Disability or Death.  The Bank shall, at all times, maintain in effect disability and death benefits insurance for the benefit of Executive in an amount at least equal to that maintained for executives of similar rank and which will not be less than that maintained by the Bank, for all officers and employees; provided that the benefits to which Executive and/or Executive’s heirs would be entitled thereunder may never decrease.

                10.          Termination of Employment.

                                (a)           Without cause.

(i)                   The Board of Directors of BanCorp or the Bank, as applicable, may, without cause, terminate this Agreement at any time, by giving ninety (90) days written notice to Executive. In such event, Executive, if requested by the Board of Directors of BanCorp or the Bank, as applicable, shall continue to render his services, and shall be paid his regular salary up to the date of termination, which shall be paid in accordance with the Company’s standard payroll procedures. In addition, Executive shall be paid on the date of termination a severance payment equal to the higher of (i) any severance payment required by state/local statute or (ii) the total of twelve (12) months of the then current cash base salary amount to which Executive would be entitled to under this Agreement, plus the average of any cash bonuses or cash incentive compensation awarded for the last two calendar years ended immediately before the year in which the termination occurred, regardless of when the bonuses or incentive compensation earned for the preceding calendar years were paid and regardless of whether all or part of the bonuses or incentive compensation were subject to elective deferral or vesting.

(ii)                 For avoidance of doubt, the term “cash base salary” used throughout this Agreement shall mean that portion of the Executive’s base salary which is paid in the form of cash.

(iii)                Executive may, without cause, terminate the Agreement by giving ninety (90) days written notice to the Board of Directors of BanCorp or the Bank, as applicable. In such event, Executive shall continue to render his services and shall be paid his regular salary up to the date of termination, but shall not receive any severance payment.

                                (b)           With Cause.

(i)                   The Board of Directors of BanCorp or the Bank, as applicable, may, at any time, terminate this Agreement for cause. In such event, Executive shall not be entitled to receive any further compensation from the date of notice of termination. The notice of termination shall be in writing, shall set forth the date of delivery to Executive, and the effect of termination shall not be retroactive to a date prior to delivery of such notice.  For the purpose of this Agreement, “ for cause” shall consist of any of (i) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, does cause or is reasonably likely to cause material harm to the Company or any affiliate (including harm to its business reputation); (ii) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud; (iii) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach; (iv) the receipt of any formal written notice that any regulatory agency having jurisdiction over the Company or the Bank intends to institute any form of formal regulatory action against the Executive, the Company or the Bank (provided that the Board determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by the Executive); (v) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Company’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board’s good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Company’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (vi) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.  In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with notice of the grounds providing the purported basis for termination and provide the Executive an opportunity to meet with the Board in person to address the proposed grounds.  The Board reserves the right to suspend the Executive with pay pending the determination of Cause under this Section 10(b), as appropriate.

(ii)                 Executive may, with cause, terminate this Agreement. For purposes of this Section, termination with cause shall mean a failure of the Company to comply with any material provision of this Agreement, which failure has not been cured within fifteen (15) days of receipt of a written notice by Executive of such noncompliance by the Company.

(iii)                A party hereto may submit for arbitration, as provided in Section 23 of this Agreement, among other matters, any controversy that may arise with regard to the cause for termination that is set forth in the written notice of termination provided by the Board of Directors of BanCorp or the Bank, as applicable, or Executive, as the case may be.

                                (c)           If  Executive is suspended and/or prohibited from participating in the conduct of affairs of BanCorp or the Bank by a notice or order served under Section 8(e)(3),(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 USC 1818(e)(3), (e)(4) and (g)(1), or any other similar provision of state or federal law now in place or enacted in the future, the Company’s obligations under this Agreement shall be suspended as of the date of service, unless such prohibition and/or suspension is stayed by appropriate proceedings.  If after a hearing is held and upon judicial review, the notice or order suspending and/or prohibiting Executive from participating in the affairs of BanCorp or the Bank is confirmed, then this Agreement shall be terminated with cause. If the charges in the notice or order are dismissed, BanCorp or the Bank, as applicable, shall: (i) pay Executive all the compensation withheld while the contractual obligations were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

                                (d)           In the event that Executive is terminated or he terminates this Agreement in a manner which violates the provisions of this Section 10, as determined by the arbitration procedure provided in Section 23, Executive, BanCorp or the Bank, as the case may be, shall be entitled to reimbursement for all reasonable costs, including attorney’s fees, incurred by such party in challenging such termination.

                11. Change in Control.

                                (a)           In the event, within two years following a “change in control” of BanCorp, as such term is defined in sub-section (b) of this Section 11, Executive’s employment is terminated by BanCorp or the Bank, as applicable, without cause or there is a constructive termination without cause, Executive shall be entitled to receive from BanCorp or the Bank, as applicable, a severance payment in consideration of having bound himself to employment by the Company and having foregone other business or professional opportunities, actual or potential. The severance payment shall be a lump sum cash payment equal to the total of [TWO or THREE] times the cash base salary, plus [TWO or THREE] times the average of any cash bonuses or cash incentive compensation awarded for the last two calendar years ended immediately before the year in which the termination without cause occurred, regardless of when the bonuses or incentive compensation earned for the preceding calendar years were paid and regardless of whether all or part of the bonuses or incentive compensation were subject to elective deferral or vesting. Payment of the amounts set forth in this Section 11(a) shall be made on or before the fifth day following the date on which the executive is terminated without cause.

                                (b)           A “change in control” shall be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of either BanCorp or the

Bank having 25% or more of the total number of votes which may be cast for the election of directors of BanCorp or the Bank, as applicable, or which, by cumulative voting, if permitted by the charter or bylaws, would enable such third person to elect 50% or more of the directors of BanCorp or the Bank, as applicable; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or any other business combination, sales of assets or contested election, or any combination of the foregoing transactions, the person who were directors of BanCorp or the Bank, as applicable, before such transaction shall cease to constitute a majority of the Board of Directors of BanCorp or the Bank, as applicable, or any successor institution.

                12.          Confidentiality; Injunctive Relief.   Recognizing that the knowledge and information about, or relationships with, the business associates, customers, clients, and agents of the Company and its affiliated companies and the business methods, systems, plans, and policies of the Company and of its affiliated companies which  Executive will receive, obtain, or establish as an employee of the Company or otherwise are valuable and unique assets of the Company,  Executive agrees that, during the continuance of this Agreement and thereafter, he shall not (otherwise than pursuant to his duties hereunder) disclose without the written consent of the Company, any material or substantial, confidential, or proprietary know-how, data, or information pertaining to the Company, or its business, personnel, or plans, to any person, firm, corporation, or other entity, for any reason or purpose whatsoever.  Executive acknowledges and agrees that all memoranda, notes, records, and other documents made or complied by Executive or made available to Executive concerning the Company’s business shall be the Company’s exclusive property and shall be delivered by Executive to the Company upon expiration or termination of this Agreement or at any other time upon the request of the Company.

                The provision of this Section 12 shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefore.

                 Executive hereby acknowledges that the services to be rendered by him are of special, unique, and extraordinary character and, in connection with such services he will have access to confidential information concerning the Company’s business. By reason of this,   Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation of this Agreement. The term “Confidential Information” means: (i) proprietary information of the Company; (2) information marked or designated by the Company as confidential; (3) information, whether or not in written form and whether or not designated as confidential, which is known to Executive as treated by the Company as confidential; and (4) information provided to the Company by third parties which the Company is obligated to keep confidential, specifically including customer lists and information. Confidential information does not include any information now or hereafter voluntarily disseminated by the Company to the public, or which otherwise becomes part of the public domain through lawful means.

13.          No Solicitation. During the Executive’s employment with the Company and for a period of twelve (12) months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Company), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business any person or entity that is or was a customer of the Company or any of its affiliates on the date of termination and with whom the Executive has had material contact. For the purpose of this Agreement, “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its affiliates as of the date of termination.

14.          No Recruitment of Personnel. During the Executive’s employment with the Company and for a period of twelve (12) months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert or hire away; or (ii) attempt to solicit, divert, or hire away to any Competing Business, any employee of or consultant to the Company or any of its affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

                15.          No Assignments.  This Agreement is personal to each of the parties hereto. None of the parties may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other parties. However, in the event of the death of Executive all his rights to receive payments hereunder shall become rights of his estate.

                16.          Benefits.  Any benefits due or provided hereunder to Executive shall be in addition to, and not in substitution of, any benefit to which Executive is otherwise entitled to without regard to the Agreement.

                17.          Mitigation.             Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligation to make the payments and arrangements required to be made under this Agreement.

                18.          Notices.  All notices required by this Agreement to be given by one party to the other shall be in writing and shall be deemed to have been delivered either:

                                (a)           When personally delivered to the Office of the Secretary of BanCorp at his regular corporate office, or Executive in person; or

                                (b)           Five days after depositing such notice in the United States mails, certified mail with return receipt requested and postage prepaid at:

i.                     If to the Company:

                                                                C/O Office of the Secretary

                                                                First BanCorp Puerto Rico

                                                                PO Box 9146

                                                                Santurce, PR 00908-0146

                                                ii.             if to [Executive]:

                                                                [Executive CORPORATE ADDRESS]

or to such other address as the parties may designate to each other by notice in writing in accordance with the terms hereof.

                19.          Amendments or Additions; Action by Board of Directors.  No amendments or additions to this Agreement shall be binding unless in writing and signed by the parties hereto.  The prior approval by a two-thirds affirmative vote of the full Board of Directors of each of BanCorp and the Bank shall be required in order for the Company to authorize any amendments or additions to this Agreement, to give any consent or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of the employment of Executive with or without cause under Section 10 hereof.

                20.          Sections Headings.  The Section headings used in this agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

                21.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereto.

                22.          Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Puerto Rico.  Venue for the litigation of any and all matters arising under or in connection with this Agreement shall be in the Court of First Instance, San Juan Superior Part for the Commonwealth of Puerto Rico, in the case of state court jurisdiction, or in the U.S. District Court for the District of Puerto Rico, in the case of federal court jurisdiction.

                23.          Arbitration.  Any controversy as to the interpretation of this Agreement must be submitted before three arbitrators to be appointed by the American Arbitration Association (“AAA”).  The rules and regulations of the AAA shall govern the procedures of said arbitration.  The award of a majority of arbitrators shall be binding and final on the parties.

                24.          Reimbursement of Legal Expenses.  The Company agrees to reimburse Executive for all reasonable legal fees incurred by him in connection with the negotiation, drafting and execution of this Agreement.

                25.          Compliance with the Dodd–Frank Wall Street Reform and Consumer Protection Act.  Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Company to comply with the terms of the Dodd-Frank Act.

                26.          Compliance with Regulatory Restrictions.  Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or, if applicable, the Bank.  The Executive agrees that compliance by the Company or the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Company or the Bank.  Any payment to be made to Executive pursuant to Sections 10(a) and 11 are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, as applicable.  The Company shall in good faith seek to obtain, if necessary or required, any consent or approval from the Federal Deposit Insurance Corporation or any other applicable regulatory agency and any successors thereto with respect to any payment to be made or any benefits to be provided to Executive pursuant to the terms of Section 10(a) and 11, and shall not make any such payment unless and until any applicable consents or approvals with respect thereto have been obtained.

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FIRST BANCORP

By:         _____________________________

                                                                                                                Name:

                                                                                                                Title:

                                                                                                                Date:      _____________________________

FIRSTBANK PUERTO RICO

                                                                                                                By:         __________________________

                                                                                                                Name:

                                                                                                                Title:

                                                                                                                Date:      ___________________________

Attest:    ____________________________

                [Name]

Date:      ____________________________

                                                                                                                Executive

                                                                                                                By:         ____________________________

                                                                                                                Name:    [Executive]

                                                                                                                Date:      ____________________________